Exhibit 99.1

Press Release

American Superconductor Reports Second Quarter

Fiscal 2007 Financial Results

•	On Track to Meet Fiscal 2007 Forecasts for Revenues, Net Loss and Cash

•	Company Continues to Increase Backlog for Growth in Fiscal 2008

•	Power Electronic Systems Achieves Profitability and Continues Impressive Growth

WESTBOROUGH, Mass., November 2, 2006 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for its fiscal second quarter ended September 30, 2006.

Revenues for the second quarter of fiscal 2007 were $9.6 million, and the company’s net loss was $7.0 million, or $0.21 per share. Revenues for the second quarter of the previous fiscal year were $10.9 million, and the company’s net loss was $6.8 million, or $0.21 per share. Stock-based compensation expense increased to approximately $1.0 million, or $0.03 per share, for the second quarter of fiscal 2007 from $100,000 for the second quarter of fiscal 2006 as a result of the company’s adoption of FAS 123(R) on April 1, 2006.

Revenues for the first six months of fiscal 2007 were $23.6 million, and the company’s net loss was $13.7 million, or $0.42 per share. Revenues for the first six months of fiscal 2006 were $23.1 million, and the company’s net loss was $12.4 million, or $0.38 per share. Stock-based compensation expense was approximately $1.8 million, or $0.05 per share, for the first six months of fiscal 2007 compared to $200,000 for the first six months of fiscal 2006.

The company ended the second quarter of fiscal 2007 with no debt and $46.1 million in cash, cash equivalents and short-term investments compared to $65.7 million on March 31, 2006. The company affirmed that it expects to reduce its cash burn significantly in the second half of fiscal 2007 and that it remains on track to exit fiscal year 2007 with at least $38 million in cash, cash equivalents and short-term investments as previously forecast. The company expects to collect significant amounts of cash from customers, including $12 million from the U.S. Navy, in the second half of fiscal 2007.

The company booked $15.8 million in new orders and contracts during the second quarter of fiscal 2007 and $44.0 million during the first six months of fiscal 2007, ended September 30, 2006. This compares to $5.2 million and $7.6 million booked during the three and six months ended September 30, 2005, respectively.

The company’s total backlog of orders and contracts more than doubled to $42.6 million on September 30, 2006, compared to the $18.4 million in backlog as of September 30, 2005. The $42.6 million of backlog does not include several new contracts and orders received in October, which totaled $6.2 million. These additional orders include the first in a series of new U.S. Navy contracts for the design and manufacture of a militarized 36.5-MW high temperature superconductor (HTS) ship propulsion motor, a new D-VAR® order for wind farm grid interconnection, and a wire order from Shanghai Electric Cable Research Institute, announced earlier this week.

The company expects to receive increasing orders for its HTS and power electronics products during the remainder of fiscal 2007, most of which will be included in backlog for fiscal 2008. The company believes its backlog as of September 30, 2006 plus the additional new orders and contracts received in October are sufficient to meet AMSC’s previous forecast for fiscal 2007 revenues to be essentially the same as those in fiscal 2006. The company currently expects revenues for the full fiscal year 2007 in the range of $50 million to

$52 million. The company also continues to forecast that its net loss for the fiscal year 2007 will be in the range of $23 million to $27 million, or $0.68 to $0.79.

“The second quarter was an exceptional period for American Superconductor,” said Greg Yurek, chief executive officer and founder, American Superconductor. “We secured orders to help us meet our financial targets for fiscal 2007, began building backlog for future years, made further significant advances in R&D and achieved major HTS power cable milestones. These accomplishments position us for additional orders during the second half of fiscal 2007 while also moving us closer to profitability.”

“Our Power Electronic Systems business continues to be an engine for near-term revenue growth for AMSC,” Yurek said. “With orders coming in from around the globe, Power Electronic Systems generated an operating profit in the second quarter and is on track to achieve its 50 percent revenue growth target in fiscal 2007. In addition, the recent record order we received for 450 PowerModule™ systems for wind farms in China will provide us with a significant amount of fiscal 2008 revenue. While the wind power market has been the biggest catalyst for sales growth for our Power Electronic Systems business in recent quarters, we expect the electric utility sector to be an additional key driver for our growth in fiscal 2008.”

“The second quarter was also the most active period on record for HTS power cable projects,” Yurek said. “Shortly after the August groundbreaking ceremony for the Long Island Power Authority (LIPA) HTS transmission cable and the commissioning of Niagara Mohawk’s HTS distribution cable in Albany, New York, we helped commission American Electric Power’s (AEP) ‘Triax’ HTS distribution cable in Columbus, Ohio in September. The unique Triax cable, which utilizes AMSC’s wire, is able to carry as much power as 18 large copper cables with much less energy loss. By demonstrating the inherent benefits of HTS technology for congested, unreliable power grids, each of these projects brings us closer to broad commercial adoption of HTS cables.”

OTHER RECENT ACTIVITIES AND ACCOMPLISHMENTS

•	Initiated final assembly and factory testing of the 36.5-MW HTS ship propulsion motor for the U.S. Navy in Philadelphia. This motor will be delivered to the Navy near the end of calendar 2006.

•	Received orders for nearly 150,000 meters of first generation (1G) HTS wire from various customers, including the Korea Electrotechnology Research Institute (KERI). KERI, based in Changwon, South Korea, will utilize 22,000 meters of 1G wire to begin a 10-year project focused on developing superconductor magnetic energy storage (SMES) systems.

•	Achieved a breakthrough in electricity with the world’s first commercial-grade electrical performance in long lengths of second generation (2G) HTS wire – known as 344 superconductors – made by a low cost, high volume, scaleable industrial process. 344 superconductors are hair-thin, three-ply, ribbon shaped wires that are 4.4-millimeters wide. Over 100 copper wires of the same dimensions would be needed to conduct as much current as one 344 superconductor.

•	Achieved levels of magnetic, electrical, thermal and mechanical performance required for commercial electromagnetic coils utilizing a new three-ply, 4.8-millimeter wide 2G HTS wire that the company has branded as 348 superconductors. Electromagnetic coils are the core component of virtually all electrical products beyond power cables.

•	Earned Frost & Sullivan’s 2006 Enabling Technology Award in the transmission and distribution (T&D) equipment market. This award recognizes the company’s outstanding efforts in developing HTS wire and applications on a global basis.

•	Named John M. Ulliman as its Vice President of Business Development and Government Relations. Ulliman joins American Superconductor from Northrop Grumman Corporation. He previously served as Northrop Grumman’s Director of Integrated Power Systems Program and was responsible for program management, system design, land based testing and ship integration of the new electric power system for the U.S. Navy’s DDG 1000 (formerly known as DDX) class of destroyers.

•	Appointed Rear Admiral David R. Oliver, Jr. (U.S. Navy, Ret.) to the company’s Board of Directors. Mr. Oliver is executive vice president and chief operating officer of European Aeronautic Defense and Space (EADS) Company’s North American division.

KEY BENCHMARKS CONFIRMED AND UPDATED

The company previously set the following key benchmarks it expected to achieve during fiscal 2007, which ends on March 31, 2007:

•	EXCEEDED: Secure additional orders for AMSC’s power electronics solutions (based on D-VAR and PowerModule systems) to increase the amount of wind-generated electricity served by AMSC’s products by 100% to 2 billion watts (2,000 megawatts) of zero-emission electricity

•	ON TRACK: Grow Power Electronics Systems revenues by approximately 50% in fiscal 2007 and achieve profitability in that business unit

•	ON TRACK: Ship the world’s first commercial SuperVAR® synchronous condenser to TVA in December 2006; ship the second commercial SuperVAR system to TVA by March 31, 2007

•	ON TRACK: Secure additional new orders for SuperVAR systems for grid reliability applications

•	ON TRACK: Install, commission and qualify 70% of all full-scale manufacturing equipment needed to achieve a manufacturing capacity of 720,000 meters per year of the company’s 2G HTS wire known as 344 superconductors, the latter rate to be achieved in December 2007

•	ON TRACK: Sell over 10,000 meters of 344 superconductors (2G HTS wire) to customers in fiscal 2007, continuing to drive the migration from 1G to 2G HTS wire in the global marketplace

•	ON TRACK: Secure the company’s first contract for a cable project that utilizes 344 superconductors

•	ON TRACK: Demonstrate the operation of the world’s first fault current limiter prototype based on 344 superconductors

•	ON TRACK: Ship the world’s first 36.5-MW HTS ship propulsion prototype motor to the U.S. Navy

•	ACHIEVED: Secure the first in a series of new U.S. Navy contracts for the design and manufacture of a militarized 36.5-MW HTS ship propulsion motor

•	ON TRACK: Establish a strategic business alliance for non-U.S. Navy and commercial marine applications of HTS ship propulsion motors and generators

“We remain on track to meet or exceed the above list of corporate benchmarks for fiscal 2007,” continued Yurek. “We now expect to accomplish the following two benchmarks in the spring or early summer of 2007 due to slight delays that are beyond our control. In one case, the Department of Energy recently changed the date for submission of proposals for cable projects from November 2006 to early 2007, which will delay the start of those contracts. In the second case, a subcontractor experienced a delay in qualifying the cable terminations for the current Long Island cable project. The cable terminations have now been qualified.”

•	DELAYED TO SPRING 2007: Install and operate the world’s first transmission voltage HTS power cable in the grid of Long Island Power Authority

•	DELAYED TO SPRING 2007: Obtain a new, large-scale HTS cable project under a contract with the U.S. Department of Energy as authorized by the Energy Policy Act of 2005

CONFERENCE CALL REMINDER

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsuper.com/investors. The live call also can be accessed by +1-913-981-5571 and using conference ID 1553149. A telephonic playback of the call will be available from 1:00 p.m. ET on November 2, 2006 through 1:00 p.m. ET on November 8, 2006. Please call +1-719-457-0820 and refer to conference ID 1553149 to access the playback.

Results Report for Second Quarter Fiscal 2007

Selected Statement of Operations Data

	Three Months ended September 30,		Six Months ended September 30,
	2006	2005	2006	2005
Revenues
By business segment:
AMSC Wires	$1,633,675	$3,879,970	$2,895,821	$6,808,114
SuperMachines	1,493,551	2,271,342	10,728,825	8,273,300
Power Electronic Systems	6,473,050	4,729,728	10,021,083	8,001,293

Total revenues	9,600,276	10,881,040	23,645,729	23,082,707

Operating profit (loss):
By business segment:

AMSC Wires	(3,616,980)	(6,073,756)	(8,033,972)	(10,711,443)
SuperMachines	(2,477,046)	(360,142)	(3,580,326)	(424,434)
Power Electronic Systems	215,412	(183,048)	(495,225)	(1,220,501)
Unallocated corporate expenses	(1,598,174)	(579,161)	(2,805,528)	(1,188,953)

Operating loss	(7,476,788)	(7,196,107)	(14,915,051)	(13,545,331)

Interest and other income, net	500,437	437,312	1,215,256	1,148,100

Net loss	$(6,976,351)	$(6,758,795)	$(13,699,795)	$(12,397,231)

Net loss per share – Basic & Diluted	$(0.21)	$(0.21)	$(0.42)	$(0.38)

Weighted average shares outstanding	32,898,130	32,765,382	32,851,655	32,748,178

Note: Unallocated corporate expenses include stock-based compensation expense of $1,018,699 and $116,373 for the three months ended September 30, 2006 and September 30, 2005, respectively; and $1,798,937 and $243,801 for the six months ended September 30, 2006 and September 30, 2005, respectively.

Selected Balance Sheet Data

	September 30, 2006	March 31, 2006
Cash, cash equivalents, short and long- term investments	$46,132,478	$65,668,605
Selected current assets:
Accounts receivable, net	$16,448,493	$9,014,035
Inventory	$10,023,029	$9,006,034

Property, plant and equipment	$94,402,876	$90,014,466
Less: accumulated depreciation	(46,691,282)	(45,234,899)

Property, plant and equipment, net	$47,711,594	$44,779,567

Total assets	$125,218,423	$133,470,462

Accounts payable & accrued expenses	$17,334,846	$16,498,373
Deferred revenue	$3,540,933	$1,872,126

Stockholders’ equity	$104,342,644	$115,099,963

About American Superconductor Corporation (NASDAQ: AMSC)

AMSC is the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world-leading supplier of dynamic reactive power grid stabilization products. AMSC’s HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, SuperVAR, D-VAR, DVC, PQ-IVR and PowerModule are trademarks or registered trademarks of American Superconductor Corporation.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information

Investors	Jason Fredette American Superconductor	508-621-4177 investor@amsuper.com
Media	Rick Sheehy American Superconductor	508-621-4454 news@amsuper.com